                                   ELAN U.S.
                                 SEVERANCE PLAN

                           EFFECTIVE MARCH 1, 2001 AND
                   AMENDED AND RESTATED AS OF AUGUST 15, 2004

Amended & Restated Severance Plan Document (August 15, 2004)

                                TABLE OF CONTENTS

                                    ELAN U.S.
                                 SEVERANCE PLAN

                          (EFFECTIVE MARCH 1, 2001, AND
              AMENDED AND RESTATED EFFECTIVE AS OF AUGUST 15, 2004)

                                   ARTICLE I
                                  INTRODUCTION

         Athena Neurosciences, Inc. (the "Company") adopted the Elan U.S.
Severance Plan (the "Plan"), effective March 1, 2001, for the benefit of certain
"Eligible Employees" of the Company and certain Affiliates specified by the
Company. The Plan is intended to apply to United States based "Employees," as described herein. On January 1, 2004, the Company amended and restated the Plan to address any Triggering Event that occurs on or after January 1, 2004, other than those for which the Company provided formal written notice to the Eligible
Employee on or before December 31, 2003. By this instrument, the Company hereby amends and restates the Plan, effective August 15, 2004, to categorize Eligible
Employee classifications into "bands" and modify the benefits provided to
Eligible Employees. The Plan shall be binding on any successor to all or substantially all of the Company's assets or business.

         The Plan is an unfunded welfare benefit plan for purposes of the
Employee Retirement Income Security Act of 1974, as amended ("ERISA"). Except as otherwise provided herein, the Plan supersedes any prior formal or informal severance plans, programs or policies of the Company or its Affiliates covering
Eligible Employees. The Plan operates on a calendar year.

                                   ARTICLE II
                                   DEFINITIONS

         2.1.     "Affiliate" means any member of the group of corporations, trades or businesses or other organizations comprising the "controlled group"
with Athena Neurosciences, Inc. under Section 414 of the Code.

         2.2.     "Change in Control" means:

         (a)      The consummation of a merger or consolidation of Elan
                  Corporation, plc with or into another entity or any other
                  corporate reorganization, if more than fifty percent (50%) of the combined voting power of the continuing or surviving
                  entity's issued shares or securities outstanding immediately after such merger, consolidation or other reorganization is owned by persons who were not shareholders of Elan
                  Corporation, plc immediately prior to such merger,
                  consolidation or other reorganization;

         (b)      The sale, transfer or other disposition of all or
                  substantially all of Elan Corporation, plc's assets;

Amended & Restated Severance Plan Document (August 15, 2004)

         (c)      A change in the composition of the Board of Directors of Elan
                  Corporation, plc, as a result of which fewer than fifty
                  percent (50%) of the incumbent directors are directors who either (i) had been directors of Elan Corporation, plc on the date 24 months prior to the date of the event that may
                  constitute a Change in Control (the "original directors") or
                  (ii) were elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the
                  aggregate of the original directors who were still in office at the time of the election or nomination and the directors whose election or nomination was previously so approved; or

         (d)      Any transaction as a result of which any person is the
                  "beneficial owner" (as defined in Rule 13d-3 under the
                  Exchange Act), directly or indirectly, of securities of Elan
                  Corporation, plc representing at least fifty percent (50%) of the total voting power represented by Elan Corporation, plc's then outstanding voting securities (e.g., issued shares). The term "person" shall have the same meaning as when used in
                  sections 13(d) and 14(d) of the Exchange Act but shall exclude
                  (i) a trustee or other fiduciary holding securities under an employee benefit plan of Elan Corporation, plc or of any
                  subsidiary of Elan Corporation, plc and (ii) a company owned directly or indirectly by the shareholders of Elan
                  Corporation, plc in substantially the same proportions as
                  their ownership of the ordinary shares of Elan Corporation, plc.

         A transaction shall not constitute a Change in Control if its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held Elan Corporation, plc's issued shares immediately before such transaction.

         2.3.     "Company" means Athena Neurosciences, Inc.

         2.4. "Comparable Position" means a position either with the Company or any of its Affiliates or with a successor or transferee of all or a part of the business of the Company or Affiliate, on terms which do not cause a Significant
Reduction in Scope or Target Compensation and do not entail a Relocation. The
Plan Administrator, in its sole discretion, will determine a Comparable
Position.

         2.5. "Confidential Information" means trade secrets and other propriety information of an Employer or any Affiliate. If an Eligible Employee entered into a confidentiality or proprietary rights agreement with an Employer or any
Affiliate, the term "Confidential Information" for purposes of this Plan shall have the meaning ascribed to any such term or concept as it is defined under, or used in, the separate agreement.

         2.6. "Eligible Employee" means each Employee who is not (i) covered by a written employment agreement that contains a severance provision, or covered by a written severance agreement (for the duration of that agreement); (ii)
classified as "temporary," including without limitation, anyone classified as an
"intern" or "co-op"; (iii) a consultant; (iv) a "leased

Amended & Restated Severance Plan Document (August 15, 2004)

employee" as defined in Section 414(n) of the Internal Revenue Code; or (v) a
person performing services for an Employer on a contract basis or as an independent contractor or consultant or through a purchase order, supplier agreement or any other form of agreement that the Employer enters into for services.

         2.7. "Employee" means any full-time or part-time employee of an
Employer.

         2.8. "Employer" means the Company and each Affiliate identified on
Attachment A, including the wholly-owned subsidiaries of the Affiliates identified on Attachment A.

         2.9. "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         2.10. "Executive Employee" means an Eligible Employee who has the title of Senior Vice President or Executive Vice President or any other title ranked at or higher than Senior Vice President.

         2.11. "Involuntary Termination" means a termination of an Eligible
Employee's employment by the Employer due to a business condition, as determined in the sole discretion of the Company. The term Involuntary Termination shall include (i) a termination effective when the Eligible Employee exhausts a leave of absence during, or at the end of, a WARN Notice Period and (ii) a situation where an Eligible Employee on an approved leave of absence during which the
Employee's position is protected under applicable law (e.g., a leave under the
Family Medical Leave Act), returns from such leave, and cannot be placed in employment with the Employer.

         2.12. "Plan" means the Elan U.S. Severance Plan, as set forth in this instrument and as hereafter amended.

         2.13. "Relocation" means a change in the Eligible Employee's primary job site, and such new location increases the Eligible Employee's commute between home and primary job site by at least thirty (30) miles. Notwithstanding the foregoing, this term shall not apply to an Eligible Employee who is a field-based sales representative or who works from home.

         2.14. "Severance Date" means the final day of employment with the
Employer which date shall be communicated in writing by the Employer to the
Employee.

         2.15. "Significant Reduction in Scope or Target Compensation" means a significant reduction in the Eligible Employee's total target compensation or a significant reduction in the scope of the Eligible Employee's employment responsibilities and duties. The Plan Administrator, in its sole discretion, shall determine whether an Eligible Employee experiences a "Significant
Reduction".

Amended & Restated Severance Plan Document (August 15, 2004)

         2.16. "Triggering Event" means an Involuntary Termination, Relocation or Significant Reduction in Scope or Target Compensation.

         2.17. "WARN Notice Date" means the date the Employer is required to notify an Eligible Employee pursuant to the WARN Act that he or she is to be terminated from employment with the Employer in conjunction with a "plant closing" or "mass layoff" as described in the WARN Act.

         2.18. "WARN Notice Period" means the sixty (60) consecutive calendar day period commencing on an Eligible Employee's WARN Notice Date.

         2.19. "Week of Pay" shall be determined based on the Eligible
Employee's status as a salaried or hourly Employee. If the Eligible Employee is a salaried Employee, Week of Pay shall be the Eligible Employee's regular weekly base salary compensation rate in effect on his/her Severance Date. If the
Eligible Employee is an hourly Employee, Week of Pay shall be the Eligible
Employee's regular hourly base compensation rate multiplied by his/her regularly scheduled number of hours worked per week in effect on his/her Severance Date.
If the Eligible Employee works part-time, his/her Week of Pay is determined on a prorated basis by calculating his/her average number of hours per week actually worked during the prior Year of Service.

         2.20. "Years of Service" shall be determined in accordance with the
Employer's personnel records and a partial year shall be rounded up to the next whole year.

                                  ARTICLE III
                                  ELIGIBILITY

         3.1. Conditions of Eligibility. To be eligible for benefits as described in Article V, the Eligible Employee must (i) remain an Employee through the Severance Date, (ii) through the Severance Date, fulfill the normal responsibilities of his/her position, including meeting regular attendance, workload and other standards of the Employer, as applicable, and (iii) submit the signed Waiver and Release Agreement required by the Plan Administrator on, or within forty-five (45) days after, his/her Severance Date or receipt of the
Waiver and Release Agreement (whichever occurs later) and not revoke the signed
Waiver and Release Agreement.

         3.2. Conditions of Ineligibility. An otherwise Eligible Employee shall not receive severance pay or severance benefits under the Plan if:

         (a)      the Employee ceases to be an Eligible Employee as defined by the Plan;

         (b)      the Employee terminates employment with the Employer by reason of death;

         (c)      the Employer terminates the Employee's employment for one or more of the following reasons (determined in the sole
                  discretion of the Plan Administrator):

Amended & Restated Severance Plan Document (August 15, 2004)

                  Commission by the Employee of an act of fraud, theft,
                  misappropriation of funds, dishonesty, bad faith or
                  disloyalty; violation by the Employee of any federal, state, local law or regulation; violation by the Employee of any
                  rule, regulation or policy of the Employer or other job
                  related misconduct; failure to perform the duties of the
                  position held by such Employee in a manner which satisfies the reasonable expectations of the Employer; failure by the
                  Employee to meet any requirement reasonably imposed upon such
                  Employee by the Employer as a condition of continued
                  employment; or dereliction or neglect by the Employee in the performance of such Employee's job duties;

         (d)      the Employee terminates employment with the Employer through job abandonment;

         (e)      other than as set forth in the last sentence of Section 2.11, the Employee is eligible to receive long-term disability
                  benefits from the Employer (as determined under the applicable
                  Employer-sponsored long-term disability plan) as of the date the Triggering Event would have occurred had the individual been actively at work on such date;

         (f)      the Employee is employed in an operation, division, department or facility, that is sold, leased or otherwise transferred, in whole or in part, from an Employer, and (i) the Employee
                  accepts any position with the new owner/operator, or (ii) the
                  Employee is offered a Comparable Position by the new
                  owner/operator;

         (g)      the Employee gives notice of his/her voluntary termination
                  (other than as provided in Section 2.16) prior to his/her
                  Severance Date or the effective date of a sale, lease or
                  transfer of an operation, division, department or facility, as described in Section 3.2(f), regardless of the effective date of such termination;

         (h)      the Employee ceases working with the Employer and receives severance benefits under the terms of another group
                  reorganization/restructuring benefit plan or severance program sponsored by the Employer;

         (i)      the Employee is offered a Comparable Position from an
                  Employer, or accepts any position with an Employer, even if it is not a Comparable Position;

         (j)      the Employee experiences a Triggering Event after the Plan is terminated;

         (k)      the Employee does not timely execute and return to the Plan
                  Administrator a valid Waiver and Release Agreement;

         (l)      the Employee works primarily in an office located in a country other than the United States and is entitled to severance
                  benefits under the laws of such country

Amended & Restated Severance Plan Document (August 15, 2004)

                  or the policies of the company at which he or she is based and such severance benefits may not be waived; or

         (m)      the Employee is offered a Comparable Position by, or accepts any position with, an employer with which the Company or any of its Affiliates has reached an agreement or arrangement
                  under which the employer agrees to offer employment to the otherwise Eligible Employee.

         The foregoing list of conditions is intended to be illustrative and may not be all inclusive; the Plan Administrator will determine in the Plan
Administrator's sole discretion whether an Eligible Employee is eligible for severance pay and severance benefits under the Plan.

                                   ARTICLE IV
                     PAY AND BENEFITS IN LIEU OF WARN NOTICE

         4.1. Wage Payments. If an Eligible Employee is entitled to advance notice of a "plant closing" or a "mass layoff" under the WARN Act, but experiences a Triggering Event before the end of a WARN Notice Period, the
Eligible Employee shall be entitled to receive Weeks of Pay until the end of the
WARN Notice Period as if he or she were still employed through such date. The
Weeks of Pay under this Section 4.1 will be issued according to the normal payroll practices of the Employer and shall not be subject to the Waiver and
Release Agreement.

         4.2. Benefits. An Eligible Employee described in Section 4.1 shall be entitled to benefits under an Employer-sponsored medical and dental benefit plans, as amended from time to time, through the end of the WARN Notice Period on the same terms and under the same conditions as applied to the Eligible
Employee immediately prior to the Triggering Event. The benefits under this
Section 4.2 are not subject to the Waiver and Release Agreement.

                                   ARTICLE V
                      SEVERANCE PAY AND SEVERANCE BENEFITS

         5.1. Generally. In exchange for providing the Employer with an enforceable Waiver and Release Agreement, in a form acceptable to the Plan
Administrator, an Eligible Employee who terminates employment on account of a
Triggering Event shall be eligible to receive severance pay and severance benefits as described below and subject to the other provisions of this Plan.
The consideration for the voluntary Waiver and Release Agreement shall be the severance pay and severance benefits the Eligible Employee would not otherwise be eligible to receive.

         5.2. Severance Pay. Severance pay shall be determined in accordance with the table below based on the Eligible Employee's "Band" classification and in accordance with the terms hereof. If the applicable Triggering Event occurs within two years following a Change in Control and the Eligible Employee was an
Employee at the time of the Change in Control, the

Amended & Restated Severance Plan Document (August 15, 2004)

Eligible Employee's severance pay shall be determined under the column in the table below titled "Change in Control Severance Pay" and shall be paid in accordance with the terms hereof. The Band applicable to any Eligible Employee shall be determined by the Plan Administrator, in its sole discretion, based on the Eligible Employee's job position relative to the job grading system in place for the applicable Employer.

---------------------- ----------------------------------------------------------------------------------------------
EMPLOYMENT             SEVERANCE PAY                                CHANGE IN CONTROL SEVERANCE PAY
CLASSIFICATION
---------------------- ----------------------------------------------------------------------------------------------

Band I                 Six  (6)   Weeks   of  Pay  plus  two  (2)   Same as severance pay
                       additional  Weeks of Pay for each  Year of
                       Service,  limited  to a maximum  period of
                       thirty-nine (39) Weeks of Pay.
---------------------- ----------------------------------------------------------------------------------------------
Band II                Nine  (9)   Weeks  of  Pay  plus  two  (2)   Same as severance pay
                       additional  Weeks of Pay for each  Year of
                       Service,  limited  to a maximum  period of
                       thirty-nine (39) Weeks of Pay.
---------------------- ----------------------------------------------------------------------------------------------
Band III               Fifteen  (15)  Weeks  of Pay  plus two (2)   Same as severance pay
                       additional  Weeks of Pay for each  Year of
                       Service,  limited  to a maximum  period of
                       forty-five (45) Weeks of Pay.
---------------------- ----------------------------------------------------------------------------------------------
Band IV                Fifteen  (15)  Weeks  of Pay  plus two (2)   Same as severance pay
                       additional  Weeks of Pay for each  Year of
                       Service,  limited  to a maximum  period of
                       forty-five (45) Weeks of Pay.
---------------------- ----------------------------------------------------------------------------------------------
Band V                 Twenty-four (24) Weeks of Pay plus two (2)  The greater of (i) severance pay described at
                       additional Weeks of Pay for each Year of    left or (ii) twenty-six (26) Weeks of Pay plus an
                       Service, limited to a maximum period of     amount equal to the bonus attributable to the
                       fifty-two (52) Weeks of Pay.                Eligible Employee's most recent Year of Service.
---------------------- ----------------------------------------------------------------------------------------------
Band VI                 Thirty-six (36) Weeks of Pay plus two (2)  The greater of (i) severance pay described at
                        additional Weeks of Pay for each Year of   left or (ii) seventy-eight (78) Weeks of Pay plus
                        Service, limited to a maximum period of    an amount equal to the bonus attributable to the
                        seventy-eight (78) Weeks of Pay.           Eligible Employee's most recent Year of Service
---------------------- ----------------------------------------------------------------------------------------------

Amended & Restated Severance Plan Document (August 15, 2004)

Executive              Thirty-six (36) Weeks of Pay plus two (2)  If such Executive Employee is a Senior Vice
Employee               additional Weeks of Pay for each Year of   President, then an amount equal to the greater of
                       Service, limited to a maximum period of    (i) severance pay as described at left or (ii) Two
                       seventy-eight (78) Weeks of Pay.           times (2x) the sum of (a) the base pay attributable
                                                                  to the Executive Employee's most recent Year of
                                                                  Service and (b) the bonus attributable to the
                                                                  Executive Employee's most recent Year of Service.

                                                                  If such Executive Employee is an Executive Vice
                                                                  President (or has a title that is the equivalent
                                                                  thereof or higher), then an amount equal to the
                                                                  greater of (i) severance pay as described at left or
                                                                  (ii) Two and one half times (2.5x) the sum of (a)
                                                                  the base pay attributable to the Executive
                                                                  Employee's most recent Year of Service and (b) the
                                                                  bonus attributable to the Executive Employee's most
                                                                  recent Year of Service.

                                                                                        * * *

                                                                  Furthermore, all Executive Employees will be
                                                                  entitled to the benefits of the Modified Excise Tax
                                                                  Gross-Up pursuant to Section 5.4 under the Plan.
---------------------- ----------------------------------------------------------------------------------------------

         Severance pay will be paid in installments in accordance with the
Employer's regular payroll payment schedule following the later of the Severance
Date or the end of the WARN Notice Period, as applicable, however any severance pay and severance benefits which become payable will be paid only after the seven (7) day revocation period for a signed Waiver and Release Agreement has passed. The Employer reserves the right however, in its sole discretion, to pay severance pay in a single lump sum payment in whole or in part. All legally required taxes and any sums owed the Employer shall be deducted from Plan severance pay.

         If an Employer reemploys an Eligible Employee who is receiving severance pay and benefits under the Plan, the individual shall become ineligible and such pay and benefits shall cease effective as of the reemployment date. Further, the former Eligible Employee must repay

Amended & Restated Severance Plan Document (August 15, 2004)

                                        8

the portion of the severance pay attributable to the period that begins on the date the Eligible Employee was reemployed. If the Plan Administrator, in its sole discretion, determines that the former Eligible Employee's services address a critical business need, then the Plan Administrator may provide that no such repayment is required.

         5.3. Severance Benefits.

         (a) Medical and Dental Benefits Coverage Continuation. Under federal health care continuation coverage law (referred to as "COBRA"), the Eligible
Employee who is receiving health care coverage under an Employer-sponsored plan is entitled to elect health care continuation coverage under the applicable
Employer health plan if his/her employment terminates for certain reasons. Any of the Triggering Events would qualify the Eligible Employee to receive such continuation coverage, subject to the terms of the applicable health plan and governing law. Under COBRA, the Eligible Employee is required to pay the full cost for such coverage plus a two-percent administrative fee. If an Eligible
Employee experiences a Triggering Event before his or her WARN Notice Period (if applicable) expires, his or her COBRA rights begin when the WARN Notice Period expires.

         If an Eligible Employee elects to exercise his/her applicable COBRA continuation rights under the Employer health plan, the Eligible Employee will only be required to pay the same share of the applicable premium that would apply if he or she were participating in the plan as an active employee. This benefit continues for a period lasting as long as the Eligible Employee would be entitled to receive regular (i.e., not Change in Control) severance pay under this Plan (as described in the middle column on the previous page), limited to a maximum period of six (6) months. Even if the Eligible Employee is entitled to
Change in Control severance pay, the medical and dental benefits described in this Section 5.3 stop after (i) the period that applies to regular severance pay, or (ii) six (6) months, whichever period is shorter. Any partial month will be rounded up to the next whole month. If the Employer elects to distribute severance pay in a lump sum the health care subsidy will continue for as long as the Eligible Employee would have been permitted to receive severance pay
(limited to a maximum period of six (6) months), not including any period by which Change in Control severance pay exceeds regular severance pay. Thereafter, the Eligible Employee shall be required to pay the full applicable COBRA premium.

         All of the terms and conditions of an Employer-sponsored medical and dental benefit plans, as amended from time to time, shall be applicable to an
Eligible Employee (and his/her eligible dependents, if applicable) participating in any form of continuation coverage under a Employer-sponsored medical and dental benefit plans. This Plan is not to be interpreted to expand an Eligible
Employee's health care continuation rights under COBRA.

Amended & Restated Severance Plan Document (August 15, 2004)

         (b) Career Transition Assistance. A career transition assistance firm selected and paid for by an Employer shall provide career transition assistance.
An Eligible Employee must begin the available career transition assistance services within sixty (60) days following his/her Severance Date.

         Subject to the limitations set forth above, career transition assistance shall be provided in accordance with the following table:

         ------------------------------------- ---------------------------------
         EMPLOYMENT CLASSIFICATION             CAREER TRANSITION SERVICES
         ------------------------------------- ---------------------------------
         Band I                                Three day career workshop.
         ------------------------------------- ---------------------------------
         Band II                               One month Powerstart Program or
                                               reasonable equivalent.
         ------------------------------------- ---------------------------------
         Band III                              Three-month executive program.
         ------------------------------------- ---------------------------------
         Band IV                               Six-month executive program.
         ------------------------------------- ---------------------------------
         Band V                                Nine-month executive program.
         ------------------------------------- ---------------------------------
         Band VI                               Twelve-month executive program.
         ------------------------------------- ---------------------------------
         Executive Employee                    Key Executive Program.
         ------------------------------------- ---------------------------------

         (c) Severance Reduction for WARN Notice Period. If the Employer is
required to provide advance notice to an Eligible Employee of a "plant closing"
or "mass layoff" under the WARN Act, and the Eligible Employee (i) is placed on a paid leave of absence during the WARN Notice Period (or any portion thereof)
or, (ii) receives wages and benefits under Sections 4.1 and 4.2 through the end of the WARN Notice Period, the Employer shall offset against the Eligible
Employee's severance pay and benefits described above the amount of pay and benefits the Eligible Employee received under Sections 4.1 and 4.2. Under
Section 5.2, this means the Weeks of Pay that would otherwise apply are reduced by each Week of Pay the Eligible Employee received during the WARN Notice
Period. Partial weeks are prorated. Likewise, under Section 5.3, the period of
Employer-subsidized medical coverage is reduced by the time during which the
Eligible Employee received medical coverage during the WARN Notice Period.

         5.4      Taxes.

         (a) Parachute Gross-Up Payment. This Section 5.4 shall apply only if an
Executive Employee experiences a Triggering Event within two (2) years following a Change in Control and the Eligible Employee was an Employee at the time of the
Change in Control. If it is determined that the pay and benefits under this Plan and any other plan or arrangement of an Employer (the "Total Payments")
constitute a "parachute payment" (within the meaning of Section 280G of the
Internal Revenue Code (the "Code") that would be subject to the excise tax imposed by Code Section 4999 or any interest or penalties with respect to such excise tax (such excise tax and any such interest or penalties are collectively referred to as the "Excise Tax"), then the Executive Employee shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount calculated to ensure that after the Executive Employee pays all taxes (and any interest or penalties imposed with respect to such taxes), including any Excise Tax imposed upon the Gross-Up Payment, the Executive Employee retains an amount of the
Gross-Up Payment equal to the Excise Tax imposed upon the Total Payments.

Amended & Restated Severance Plan Document (August 15, 2004)

                                       10

         (b) Determination by Accountant. All determinations and calculations required to be made under this Section 5.4 shall be made by an independent accounting firm selected by the Executive Employee from among the largest five accounting firms in the United States (the "Accounting Firm"). The Accounting
Firm shall provide its determination (the "Determination"), together with detailed supporting calculations regarding the amount of any Gross-Up Payment and any other relevant matter, to the Executive Employee and the Company within ten (10) business days after the Executive Employee or the Company made the request (if the Executive Employee reasonably believes that any of the Total
Payments may be subject to the Excise Tax). If the Accounting Firm determines that no Excise Tax is payable by the Executive Employee, it shall furnish the
Executive Employee with a written statement that it has concluded that no Excise
Tax is payable (including reasons therefor) and that the Executive Employee has substantial authority not to report any Excise Tax on his federal income tax return. If a Gross-Up Payment is determined to be payable, it shall be paid to the Executive Employee within ten (10) business days after the Determination has been delivered to the Company. Any determination by the Accounting Firm shall be binding upon the Company and the Executive Employee, absent manifest error.

         (c) Over - and Underpayments. As a result of uncertainty in the application of Code Section 4999 at the time of the initial determination by the
Accounting Firm hereunder, it is possible that Gross-Up Payments not made by the
Company should have been made ("Underpayments") or that Gross-Up Payments will have been made by the Company that should not have been made ("Overpayments").
In either event, the Accounting Firm shall determine the amount of the
Underpayment or Overpayment that has occurred. In the case of an Underpayment, the Company shall promptly pay the amount of such Underpayment to the Executive
Employee or for his benefit. In the case of an Overpayment, the Executive
Employee shall, at the direction and expense of the Company, take such steps as are reasonably necessary (including the filing of returns and claims for refund), follow reasonable instructions from, and procedures established by the
Company, and otherwise reasonably cooperate with the Company to correct such
Overpayment, provided, however, that (i) the Executive Employee shall in no event be obligated to return to the Company an amount greater than the net after-tax portion of the Overpayment that the Executive Employee has retained or has recovered as a refund from the applicable taxing authorities and (ii) this provision shall be interpreted in a manner consistent with the intent of subsection (a) above, which is to make the Executive Employee whole, on an after-tax basis, from the application of the Excise Tax, it being understood that the correction of an Overpayment may result in the Executive Employee's repaying to the Company an amount that is less than the Overpayment.

         (d) Limitation on Parachute Payments. Any other provision of this
Section 5.4 notwithstanding, if the Excise Tax could be avoided by reducing the
Total Payment by ten percent (10%) or less, then the Total Payments shall be reduced to the extent necessary to avoid the Excise Tax and no Gross-Up Payment shall be made. If the Accounting Firm determines that the Total Payments are to be reduced under the preceding sentence, then the Company shall

Amended & Restated Severance Plan Document (August 15, 2004)

                                       11

promptly give the Executive Employee notice to that effect and a copy of the detailed calculation thereof. The Executive Employee may then elect, in his sole discretion, which and how much of the Total Payments are to be eliminated or reduced (as long as after such election no Excise Tax shall be payable), and the
Executive Employee shall advise the Company in writing of his election within ten (10) days of receipt of notice. If the Executive Employee makes no such election within such ten (10)-day period, then the Company may elect which and how much of the Total Payments are to be eliminated or reduced (as long as after such election no Excise Tax shall be payable), and it shall notify the Executive
Employee promptly of such election.

                                   ARTICLE VI
                          WAIVER AND RELEASE AGREEMENT

         In order to receive the severance pay and severance benefits available under the Plan, an Eligible Employee must submit a signed Waiver and Release
Agreement form to the Plan Administrator on or within forty-five (45) days after his/her Severance Date or receipt of the Waiver and Release Agreement, whichever occurs later. The required Waiver and Release Agreement form is attached to the
Summary Plan Description as Attachment III. An Eligible Employee may revoke his/her signed Waiver and Release Agreement within seven (7) days of his/her signing the Waiver and Release Agreement.

         Any such revocation must be made in writing and must be received by the
Plan Administrator within such seven-(7) day period. An Eligible Employee who timely revokes his/her Waiver and Release Agreement shall not be eligible to receive any severance pay or severance benefits under the Plan. An Eligible
Employee who timely submits a signed Waiver and Release Agreement form and who does not exercise his/her right of revocation shall be eligible to receive severance pay and severance benefits under the Plan.

         Eligible Employees shall be advised to contact their personal attorney at their own expense to review the Waiver and Release Agreement form if they so desire.

                                  ARTICLE VII
                               PLAN ADMINISTRATION

         The Company shall designate a committee to serve as the "Plan
Administrator" of the Plan and the "named fiduciary" within the meaning of such terms as defined in ERISA. The Plan Administrator shall have full power and discretionary authority to determine eligibility for Plan severance pay and severance benefits and to construe the terms of the Plan, including, but not limited to, the making of factual determinations, the determination of all questions concerning benefits and procedures for claim review and the resolution of all other questions arising under the Plan. Severance pay and severance benefits under the Plan will be payable only if the Plan Administrator determines in the Plan Administrator's discretion that the Eligible Employee is entitled to them. The decisions of the Plan Administrator shall be final and conclusive with respect to all questions concerning the administration of this
Plan.

Amended & Restated Severance Plan Document (August 15, 2004)

                                       12

         The Plan Administrator may delegate to other persons responsibilities for performing certain of the duties of the Plan Administrator under the terms of this Plan and may seek such expert advice as the Plan Administrator deems reasonably necessary with respect to the Plan. The Plan Administrator shall be entitled to rely upon the information and advice furnished by such delegatees and experts, unless actually knowing such information and advice to be inaccurate or unlawful. The Plan Administrator shall establish and maintain a reasonable claims procedure, including a procedure for appeal of denied claims.
The Plan Administrator has discretionary authority to grant or deny benefits under this Plan. In no event shall an Eligible Employee or any other person be entitled to challenge a decision of the Plan Administrator in court or in any other administrative proceeding unless and until the claim and appeals procedures established under this Plan have been complied with and exhausted.

         In the event of a group termination, as determined in the sole discretion of the Plan Administrator, the Plan Administrator shall furnish affected Eligible Employees with such additional information as may be required by law.

                                  ARTICLE VIII
                       PROCEDURES FOR MAKING AND APPEALING
                            CLAIMS FOR PLAN BENEFITS

         8.1. Claim for Benefits. It is not necessary that an Eligible Employee apply for severance pay and severance benefits under the Plan. However, if an
Eligible Employee wishes to file a claim for severance pay and severance benefits, such claim must be in writing and filed with the Plan Administrator.
If the Eligible Employee does not provide all the necessary information for the
Plan Administrator to process the claim, the Plan Administrator may request additional information and set deadlines for the Eligible Employee to provide that information. Within ninety (90) days after receiving a claim, the Plan
Administrator will:

         (a)  either accept or deny the claim completely or partially; and

         (b)  notify the claimant of acceptance or denial of the claim.

         8.2. Benefits Review. If the claim is completely or partially denied, the Plan Administrator will furnish a written notice to the claimant containing the following information:

         (a)  specific reasons for the denial;

         (b)  specific references to the Plan provisions on which any denial is based;

         (c)  a description of any additional material or information that must be provided by the claimant in order to support the claim and an explanation of why such material or information is necessary; and

Amended & Restated Severance Plan Document (August 15, 2004)

                                       13

         (d)  an explanation of the Plan's appeal procedures which shall also include a statement of the claimant's right to bring a civil action under Section 502(a) of ERISA following a denial of the claim upon review.

         8.3. Appeal of Denied Claim. A claimant may appeal the denial of his/her claim and have the Plan Administrator reconsider the decision. The claimant or the claimant's authorized representative has the right to:

         (a)  request an appeal by written request to the Plan Administrator not later than sixty (60) days after receipt of notice from the Plan
              Administrator denying his claim;

         (b)  review or receive copies, upon request and free of charge, any documents, records or other information "relevant" (within the meaning of Department of Labor Regulation 2560.503-1(m)(8)) to the
              claimant's claim; and

         (c)  submit written comments, documents, records and other information relating to his or her claim.

         In deciding a claimant's appeal the Plan Administrator shall take into account all comments, documents, records and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial review of the claim. If the claimant does not provide all the necessary information for the Plan Administrator to decide the appeal, the Plan Administrator may request additional information and set deadlines for the claimant to provide that information.

         The Plan Administrator will make a decision with respect to such an appeal within sixty (60) days after receiving the written request for such appeal or, in special circumstances, within one-hundred twenty (120) days after receiving the written request for such appeal. The claimant will be advised of the Plan Administrator's decision on the appeal in writing. The notice will set forth (1) the specific reasons for the decision, (2) specific reference to Plan provisions upon which the decision on the appeal is based, (3) a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records or other information relevant to the claimant's claim, and (4) a statement of the claimant's right to bring a civil action under Section 502(a) of ERISA following a wholly or partially denied claim for benefits.

         In no event shall a claimant or any other person be entitled to challenge a decision of the Plan Administrator in court or in any other administrative proceeding unless and until the claim and appeal procedures described above have been complied with and exhausted.

Amended & Restated Severance Plan Document (August 15, 2004)

                                       14

                                   ARTICLE IX
                          AMENDMENT/TERMINATION/VESTING

         Eligible Employees do not have any vested right to severance pay and/or severance benefits under the Plan and the Company reserves the right, in its sole discretion, to amend or terminate the Plan at any time in writing, signed by an authorized officer of the Company, provided, however, that (i) no amendment nor termination shall reduce severance pay or severance benefits attributable to a Triggering Event that occurs prior to the date the Plan terminates, and (ii) any amendment or termination that becomes effective after a
Change in Control shall not adversely affect the rights of any Eligible Employee compared with such Eligible Employee's rights if his or her employment terminated effective immediately before such amendment or termination became effective.

         The Plan shall be effective only with respect to Triggering Events that occur before December 31, 2005. The Company may extend the Plan in its sole discretion.

                                   ARTICLE X
                                  NO ASSIGNMENT

         Severance pay and severance benefits payable under the Plan shall not be subject to anticipation, alienation, pledge, sale, transfer, assignment, garnishment, attachment, execution, encumbrance, levy, lien, or charge, and any attempt to cause such severance pay and severance benefits to be so subjected shall not be recognized, except to the extent required by law.

                                   ARTICLE XI
                      CONFIDENTIAL INFORMATION/COOPERATION

         Recognizing that the disclosure or improper use of such Confidential
Information will cause serious and irreparable injury to an Employer, Eligible
Employees with such access acknowledge that (i) they will not at any time, directly or indirectly, disclose Confidential Information to any third party or otherwise use such Confidential Information for their own benefit or the benefit of others and (ii) payment of severance pay and severance benefits under the
Plan shall cease if an Eligible Employee discloses or improperly uses such
Confidential Information. Any Eligible Employee subject to an individual confidentiality agreement or proprietary rights agreement with an Employer or any Affiliate will be deemed to violate the terms of this Article XI if he or she violates the terms of the individual confidentiality agreement or proprietary rights agreement.

         Subject to the terms of the Waiver and Release Agreement, each Eligible
Employee shall cooperate with any Employer and its legal counsel in connection with any current or future investigation or litigation relating to any matter to which the Eligible Employee was involved or of which the Eligible Employee has knowledge or which occurred during the Eligible Employee's employment. Such assistance shall include, but not be limited to, depositions and

Amended & Restated Severance Plan Document (August 15, 2004)

                                       15

testimony and shall continue until such matters are resolved. In addition, an
Eligible Employee shall not in any way disparage any Employer nor any person associated with an Employer to any person, corporation, or other entity.

                                  ARTICLE XII
                            MISCELLANEOUS PROVISIONS

         12.1. Return of Property. In order for an Eligible Employee to commence receiving severance pay and severance benefits under the Plan, (i) he/she shall be required to return all Employer property (including, but not limited to,
Confidential Information, client lists, keys, credit cards, documents and records, identification cards, equipment, laptop computers, software, and pagers), and (ii) repay any outstanding bills, advances, debts, amounts due to an Employer, as of his/her Severance Date.

         All pay and other benefits (except Plan severance pay and severance benefits) payable to an Eligible Employee as of his/her Severance Date according to the established policies, plans, and procedures of the Employer shall be paid in accordance with the terms of those established policies, plans and procedures. In addition, any benefit continuation or conversion rights which an
Eligible Employee has as of his/her Severance Date according to the established policies, plans, and procedures of the Employer shall be made available to him/her.

         12.2. Representations Contrary To The Plan. No employee, officer, or director of an Employer has the authority to alter, vary, or modify the terms of the Plan except by means of an authorized written amendment to the Plan. No verbal or written representations contrary to the terms of the Plan and its written amendments shall be binding upon the Plan, the Plan Administrator, or an
Employer.

         12.3. No Employment Rights. This Plan shall not confer employment rights upon any person. No person shall be entitled, by virtue of the Plan, to remain in the employ of an Employer and nothing in the Plan shall restrict the right of an Employer to terminate the employment of any Eligible Employee or other person at any time.

         12.4. Plan Funding. No Eligible Employee shall acquire by reason of the
Plan any right in or title to any assets, funds, or property of the Company. Any severance pay, which becomes payable under the Plan is an unfunded obligation and shall be paid from the general assets of the Company. No employee, officer, director or agent of the Company personally guarantees in any manner the payment of Plan severance pay and severance benefits.

         12.5. Applicable Law. This Plan shall be governed and construed in accordance with ERISA and in the event that any reference shall be made to State law, the laws of the State of Delaware shall apply, without regard to its conflicts of law provisions.

Amended & Restated Severance Plan Document (August 15, 2004)

                                       16

         12.6. Severability. If any provision of the Plan is found, held or deemed by a court of competent jurisdiction to be void, unlawful or unenforceable under any applicable statute or other controlling law, the remainder of the Plan shall continue in full force and effect.

         12.7. Recovery Of Payments Made By Mistake. An Eligible Employee shall be required to return to the Company any severance pay payment and any severance benefits payment, or portion thereof, made by a mistake of fact or law.

                                       17

                                    ELAN U.S.
                                 SEVERANCE PLAN

                                  ATTACHMENT A

For purposes of this Plan, "Employer" means Athena Neurosciences, Inc. and each of the following Affiliates to the extent each remains and Affiliate (including wholly-owned subsidiaries of these Affiliates):

1. Elan Pharmaceuticals, Inc.

2. Elan Drug Delivery, Inc.

3. Elan Holdings, Inc.

4. Elan Diagnostics, Inc.

5. Elan Pharmaceutical Management Corp.

6. Elan Operations, Inc.

Amended & Restated Severance Plan Document (January 1, 2004)